UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2011

A. SCHULMAN, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3550 West Market Street, Akron, Ohio	44333
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 666-3751

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On February 8, 2011, A. Schulman, Inc. (the “Company”) announced that it will be relocating the operations of its manufacturing facility in Verolanuova, Italy to its existing facility in Gorla Maggiore, Italy and that the Company will also be consolidating its operations in Australia, by moving production from its Breaside facility to other facilities in the region. In total, approximately 40 to 60 positions will be eliminated.

The Company anticipates a total annual after-tax benefit of approximately $1.0 million to $2.0 million from its consolidation initiatives, of which the majority will be realized after fiscal year ending August 31, 2011 once operations are discontinued at the impacted facilities. Over the next several quarters, the Company anticipates taking the following estimated after-tax charges related to its restructuring activities:

•	$2.0 million to $3.0 million in cash for termination benefits and other employee costs;

•	$1.0 million to $2.0 million in cash for contract terminations, legal expenses and costs to disassemble and transfer equipment;

•	$6.0 million of non-cash accelerated depreciation expense; and

•	$1.0 million of non-cash intangible asset impairment charges

These items are expected to result in estimated total non-operating charges of $10.0 million to $12.0 million. Total estimated cash expenditures are expected to be between $4.0 million and $6.0 million, reflecting additional retirement benefits to be paid to employees that had already been recorded during the associates’ employment tenure.

A press release detailing the Company’s consolidation initiative is attached hereto as Exhibit 99.1 and incorporated by reference herein.

ITEM 2.06 MATERIAL IMPAIRMENTS.

The disclosure set forth above in response to Item 2.05 is also provided in response to Item 2.06.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release, dated February 8, 2011 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.

By: /s/ David C. Minc
David C. Minc
Vice President, Chief Legal Officer and Secretary

Date: February 8, 2011

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